Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Merchants Corporation, of our reports dated December 13, 2024, with respect to the consolidated financial statements of First Savings Financial Group, Inc. and the effectiveness of internal control over financial reporting, included in First Savings Financial Group, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Louisville, Kentucky
October 10, 2025